Exhibit 31.3

Aston Bell Certified Public Accountant

Independent Accountant’s Report
P.O. Box 626
Rancocas, NJ 08073		SCS LABS Corporation, as Depositor
Tel (973) 824-5773 or		200 Continental Drive, Suite 401
Tel (212) 957-7385		Newark, Delaware 19713

U.S. Bank Trust National Association, as Trustee
Corporate Trust Department
100 Wall Street
New York, NY 10005

	Re:	Corporate Backed Trust Certificates, Goldman Sachs Capital I
Securities-Backed Series 2004-6 Trust (the “Trust”)

Ladies and Gentlemen:

We have examined assertions of SCS LABS Corporation, (the “Depositor”) and U.S. Bank Trust National Association, (the “Trustee” and, together with the Depositor, the “Management”) that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Standard Terms for Trust Agreements dated as of January 16, 2001, as supplemented by a series supplement dated as of March 19, 2004 (together, the “Trust Agreement”) in respect of the Corporate Backed Trust Certificates, Goldman Sachs Capital I Securities-Backed Series 2004-6 Trust (the “Trust”), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2024 (the “Annual Report”). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management’s assertions based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Depositor and the Trustee have complied with the Trust Agreement during the period covered by the Annual Report and Management’s assertions with respect to such compliance are fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about Management’s assertion. The nature, timing, and extent of the procedures selected depend on our judgement, including the assessment of the risks of material misstatement of Management’s assertion whether due to fraud or error, and performing such other procedures as considered necessary in the circumstances. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

ASTON BELL, CPA

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management’s assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2024.

Queens, New York

March 24, 2025

ASTON BELL, CPA

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